UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 15, 2005

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30741	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 15, 2005, Howard M. Bailey, Occam’s Chief Financial Officer, informed us that he would be leaving Occam effective as of February 1, 2006 and would step down from his role as the Company’s Chief Financial Officer effective as of January 1, 2006.

Occam has appointed Chris Farrell as the Company’s new Chief Financial Officer, effective as of January 1, 2006. Mr. Bailey has agreed to remain a consultant to the Company through August 1, 2006 to assist in the transition. For his services as a consultant, Occam has agreed to pay Mr. Bailey a consulting fee at the rate of $200 per hour, with a maximum daily rate of $1,500, and to reimburse his COBRA health insurance premiums during the six-month consulting period.

Mr. Farrell, age 33, joined the Company in June 2005 and currently serves as the Company’s Director of Finance. Prior to joining the Company, Mr. Farrell served as Chief Financial Officer for a startup design firm from June 2004 to June 2005. From September 2002 to June 2004, Mr. Farrell attended UCLA’s Anderson School of Management and prior to that time he worked as an independent consultant from August 2001 to August 2002. From January 1996 to July 2001, Mr. Farrell worked for C-Cube Microsystems, a publicly-traded, fabless digital video semiconductor company that was acquired by LSI Logic Corporation, in a variety of financial positions, including Corporate Controller. Prior to his employment with C-Cube Microsystems, Mr. Farrell worked for Arthur Andersen LLP from August 1993 to January 1996 where he earned his CPA license. Mr. Farrell received a BS degree in economics from UC Santa Barbara and an MBA from UCLA’s Anderson School of Management.

Occam has not yet determined the terms of Mr. Farrell’s compensation as the Company’s Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Howard M. Bailey
Howard M. Bailey Chief Financial Officer

Date: November 15, 2005